Pacific Sands (OTCBB: PFSD) Enters Agreement to Acquire Natural Choices Home Safe Products LLC

Buyout of Profitable Environment and Health-Safe Products Company Adds Over 100 New SKUs, 1,000s of New Customers and New Sales Channels to the Growing Pacific Sands / ecoone Portfolio

Pacific Sands, Inc. (OTCBB: PFSD), manufacturer of the 'low-chem' ecoone lines of water treatment and cleaning solutions, announced today the company has entered an agreement to purchase Natural Choices Home Safe Products LLC ('Natural Choices').

Founded in 1995 by Catherine and Dr. Marion 'Mack' Myers, Natural Choices makes the popular "Oxy-Boost" commercial and home cleaning products as well as dozens of other exceptional quality, environment and health-responsible offerings. Natural Choices also has a thriving private label and custom formulation business which designs and manufactures custom-blend, specialty products sold worldwide in both boutique and 'big box' stores.

"Our acquisition of these popular, well-established product lines is a dramatic step toward our continuing goal of being a leading competitor in the environment and health-friendly products marketplace," said Pacific Sands president and CEO, Michael Wynhoff. "I'm particularly excited that we are now able to offer a complete line of safer household and maintenance solutions through established sales channels to the sharply expanding environment and health-friendly marketplace."

Pacific Sands is acquiring Natural Choices for a purchase price of $890,000.00 or approximately 1.5 times trailing annual sales* to be paid in a combination of cash and shares of the Company's common stock over a period of three to four years.

Dr. Marion 'Mack' Myers and Catherine Myers, the founders and sole owners of Natural Choices, will continue their work as employees of Pacific Sands. Existing Pacific Sands employees will fill the rolls of departing Natural Choices employees.

Substantial additional information about the Natural Choices buyout / merger will be available in the coming weeks.

*PFSD Management anticipates that audited financials of Natural Choices will be completed within 60 days and that operations will merge within the next 30 days.

For Interviews and additional media information about Pacific Sands and Natural Choices, contact the company at 262-619-3261.

About Pacific Sands

Pacific Sands, Inc., promoting earth, health, pet and kid-friendly chemistry solutions, is publicly traded on the NASDAQ OTCBB. The company's core ecoone® pool, spa and household cleaning product lines deliver earth, health and kid-safer alternatives. More information is available at www.pacificsands.biz and our newly created e-commerce site: www.ecoONE.biz.

Safe Harbor Act Disclaimer

The statements contained in this release and statements that the company may make orally in connection with this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, since these forward-looking statements involve risks and uncertainties that could significantly and adversely impact the company's business. Therefore, actual outcomes and results may differ materially from those made in forward-looking statements.

Investor Relations Contact:
Andrew Barwicki
516-662-9461